Exhibit 23.1

Consent of Independent

Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Web.com Group, Inc. 2014 Equity Incentive Plan of our reports dated February 28, 2014, with respect to the consolidated financial statements of Web.com Group, Inc. and the effectiveness of internal control over financial reporting of Web.com Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

May 22, 2014